Exhibit 99.1

PHH Corporation Announces Second Quarter 2016 Results

2Q16 Highlights:

•                  Net loss attributable to PHH Corporation of $12 million or $0.22 per basic share, which includes $15 million of pre-tax expenses related to notable items and a $12 million pre-tax unfavorable market-related fair value adjustment to our mortgage servicing rights (MSRs), net of derivatives related to MSRs.

•                  Ended 2Q16 with $1.0 billion of Cash and cash equivalents, $679 million of MSRs, approximately $1.3 billion of Total equity and Tangible book value per share of $23.31.

•                  Mortgage applications and Total Closings totaled $12.6 billion and $10.4 billion, respectively, representing a 10% and 14% decrease from $14.0 billion and $12.1 billion in 2Q15, respectively.   Total loan margin increased 44 bps to 343 bps in 2Q16.

•                  The unpaid principal balance of our Total Servicing Portfolio increased to $232 billion or 3% compared to June 30, 2015, as a 16% increase in the subserviced portfolio was partially offset by an 11% decrease in the capitalized portfolio.

•                  Made significant progress in our evaluation of strategic options.

Mount Laurel, NJ - August 8, 2016 - PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced financial results for the quarter ended June 30, 2016.  For the quarter ended June 30, 2016, the Company reported Net loss attributable to PHH Corporation of $12 million or $0.22 per basic share.  For the quarter ended June 30, 2016, core loss (after-tax)* and core loss per share*, which exclude a $12 million pre-tax unfavorable market-related mortgage servicing rights (“MSR”) fair value adjustment, net of derivative gains related to MSRs, were $4 million and $0.08, respectively.

Glen A. Messina, President and CEO of PHH Corporation, said, “Our reported net loss of $12 million, and a core loss of $4 million after-tax, which includes $15 million of pre-tax expenses related to notable items, has improved greatly from the first quarter.  These results are consistent with our expectations and reflect the full benefit of our completed cost and contract re-engineering initiatives, a seasonal increase in home purchase originations, and higher loan originations margins.  In addition, we were able to meet our objective of preserving the value of our balance sheet despite the significant decline in market interest rates during the latter part of the second quarter.”

Messina also commented, “While we are pleased with the improvement in our results, we continue to see a trend by Merrill Lynch to insource a significant portion of their mortgage production volume.  In the past week, Merrill Lynch has advised us of their intention to insource additional volume that would result in total volume reductions representing approximately 60% of their total 2015 loan closing dollar volume.  We are taking appropriate actions to reallocate capacity to growth opportunities and reduce expenses as necessary.”

Messina added,  “With respect to our evaluation of strategic options, the Board, Management and our financial advisors are deeply engaged in a thorough process to assess the value of our assets and platforms to maximize shareholder value.  Our team is highly committed and we are acting with a sense of urgency.  We look forward to sharing more information regarding the outcome of this process when it’s prudent for us to do so.”

Summary Consolidated Results
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
GAAP Results
Net revenues	$196	$237	$353	$498
Loss before income taxes	(20)	(74)	(69)	(43)
Net loss attributable to PHH Corporation	(12)	(62)	(42)	(41)

Basic & diluted loss per share attributable to PHH Corporation	$(0.22)	$(1.20)	$(0.78)	$(0.80)
Weighted-average common shares outstanding — basic & diluted shares	53.568	51.135	53.636	51.154

Net increase (decrease) in Cash and cash equivalents	$68	$(311)	$99	$(301)

Non-GAAP Results*
Core loss (pre-tax)	$(11)	$(100)	$(50)	$(136)
Core loss (after-tax)	(4)	(73)	(28)	(93)

Core loss per share	$(0.08)	$(1.43)	$(0.53)	$(1.81)

Adjusted cash flow	$68	$(68)	$122	$(60)

Notable items in each respective period included the following:

	Three Months Ended June 30,
	2016		2015
	Pre-Tax	Post-Tax	Pre-Tax	Post-Tax
	$	Per Share	$	Per Share
Legal and regulatory reserves	$—	$—	$(34)	$(0.41)
Re-engineering and growth investments	(6)	(0.07)	(15)	(0.18)
Strategic review investments	(4)	(0.04)	—	—
Early debt retirement	—	—	(30)	(0.36)
Severance	(5)	(0.06)	(2)	(0.02)
Market-related MSR fair value adjustment, net of related derivatives	(12)	(0.14)	20	0.23

In addition to the notable items presented above, our results for the three and six months ended June 30, 2015 include $5 million and $13 million of expenses, respectively, associated with the sale and separation of our Fleet business, net of transition services revenue.

* Non-GAAP Financial Measures

Core earnings or loss (pre-tax), core earnings or loss (after-tax), core earnings or loss per share, and adjusted cash flow are financial measures that are not in accordance with U.S. generally accepted accounting principles (GAAP).  See the “Note Regarding Non-GAAP Financial Measures” below for a detailed description and reconciliation of such Non-GAAP financial measures to their most directly comparable GAAP financial measures, as required by Regulation G.

Mortgage Production

Segment Results

Mortgage Production segment profit in the second quarter of 2016 was $13 million, compared to a segment loss of $26 million in the first quarter of 2016 and a segment profit of $3 million in the second quarter of 2015.  The $39 million favorable change in segment results for the second quarter of 2016 compared to the first quarter of 2016 was due to a $49 million increase in Net revenues that was partially offset by a $7 million increase in Total expenses.  The improvement in Total revenues was due to a $29 million increase in Gain on loans held for sale, net driven by a 24% increase in loans sold and a 48 basis point increase in average total loan margins, as well as an $18 million increase in Origination and other loan fees caused by a 26% increase in total retail closing units.  The $7 million increase in expenses was primarily driven from the increase in total applications and closings between first and second quarter.

The $10 million increase in segment profit in the second quarter of 2016 compared to the second quarter of 2015 was primarily due to a $19 million decrease in Total expenses that was partially offset by a $12 million decrease in Net revenue.  The decline in revenue was primarily driven from lower volumes of IRLCs and closings that was partially offset by lower allocated unsecured interest expense. The decline in total expenses was primarily driven by decreases in Commissions and Loan origination expenses from lower overall closing and application volumes in the second quarter of 2016.

Statistics

Total second quarter of 2016 mortgage closings were $10.4 billion, up 30% from the first quarter of 2016 and down 14% from the second quarter of 2015.  The increase in total closings compared to the first quarter of 2016 was primarily attributable to seasonal improvement in our purchase volume.  The decrease in total closings compared to the second quarter of 2015 was driven by declines in both purchase and refinance volumes.

Fee-based closings as a percentage of total closings continued to remain high in the second quarter of 2016, representing 73% of total closing dollars, an increase from 66% in the second quarter of 2015.

IRLCs expected to close of $1.3 billion in the second quarter of 2016 increased by 13% as compared to the first quarter of 2016 but decreased by 39% from the second quarter of 2015.  Total loan margin on IRLCs expected to close for the second quarter of 2016 was 343 bps, a 48 bps increase from the first quarter of 2016 and a 44 bps increase from the second quarter of 2015.  The increase in margins is consistent with the decline in interest rates experienced during the second quarter of 2016 as loan margins tend to widen in periods of declining interest rates as industry participants attempt to balance origination volume with operational capacity.

Mortgage Servicing

Segment Results

Mortgage Servicing segment loss in the second quarter of 2016 was $33 million, compared to a segment loss of $21 million in the first quarter of 2016 and a segment loss of $46 million in the second quarter of 2015.  The $12 million decline in segment results for the second quarter of 2016 compared to the first quarter of 2016 was primarily due to higher realized cash flows and prepayments of MSRs during the second quarter of 2016.  Total expenses increased by $2 million for the second quarter of 2016 compared to the first quarter of 2016 as Repurchase and foreclosure-related charges increased by $7 million, while Legal and regulatory reserves decreased by $5 million.

The $13 million favorable change in segment results in the second quarter of 2016 compared to the second quarter of 2015 includes a $39 million decrease in expenses partially offset by a $26 million decrease in Net revenues. Net revenues declined compared to the prior year quarter primarily driven by unfavorable comparisons in the fair value of our MSRs, net of related derivatives of $16 million and a $9 million decline in loan servicing income that was primarily due to declines our average capitalized loan servicing portfolio.  Total expenses for the second quarter of 2016 declined compared to the second quarter of 2015 primarily from a $34 million provision for legal and regulatory matters and a $6 million provision for certain non-recoverable fees associated with foreclosure activities that were both incurred during the second quarter of 2015.

Statistics

At June 30, 2016, the unpaid principal balance (“UPB”) of our capitalized servicing portfolio was $92.7 billion, down 6% from December 31, 2015, and 11% from June 30, 2015.  Our capitalized servicing portfolio continues to decline due to a low interest rate environment leading to high prepayment activity that have exceeded our additions from our new loan production.  In 2016, we have reduced sales under our MSR flow sale arrangements and sales were 14% of our new additions during second quarter of 2016, compared to 46% during the prior year quarter (based on UPB).

At June 30, 2016, the UPB of our total loan servicing portfolio was $231.7 billion, which has marginally improved from both December 31, 2015 and June 30, 2015.  Activity in our total loan servicing portfolio since the end of 2015 includes an increase in our subservicing UPB driven by the addition of a subservicing portfolio of approximately 35,000 loans during the first quarter of 2016 that was partially offset by declines in our capitalized servicing portfolio.

Mortgage Servicing Rights

At June 30, 2016, the book value of our MSR was $679 million, representing a 73 bps capitalized servicing rate.  The MSR book value and capitalized servicing rate at December 31, 2015 were $880 million and 89 bps of the capitalized loan servicing portfolio.  The MSR book value at June 30, 2015 was $1.0 billion, representing a 97 bps capitalized servicing rate.  During the second quarter of 2016, there was a $70 million decrease from market-related fair value adjustments, a $35 million decrease related to prepayments and the receipt of recurring cash flows and a $3 million decrease from MSR sales that was partially offset by $17 million in MSR book value added from loan sales.

Liquidity and Capital Update

Liquidity at June 30, 2016 included $949 million in unrestricted Cash and cash equivalents, excluding cash held in variable interest entities.  As of June 30, 2016, we had $615 million total principal of unsecured debt outstanding with our next maturity date in September 2019.

We have authorizations from our Board of Directors to repurchase up to an additional $150 million of common shares through December 31, 2016.  We have not completed our strategic and capital review process, and we continue to believe it is important to retain maximum financial flexibility to ensure that we can pursue all available options to maximize value for our shareholders.  As previously announced, we do not expect to engage in any further share repurchase activity until we have greater clarity into the best path forward and its requirements.  There can be no assurances that we will complete further share repurchases.

Conference Call/Webcast

The Company will host a conference call at 10:00 a.m. (Eastern Time) on Tuesday, August 9, 2016, to discuss its second quarter 2016 results. All interested parties are welcome to participate. An investor presentation with an appendix of supplemental schedules will accompany the conference call and be available by visiting the Investor Relations page of PHH’s website at www.phh.com on Tuesday, August 9, 2016, prior to the start of the conference call.

You can access the conference call by dialing (800) 768-6570 or (785) 830-1942 and using the conference ID 5132604 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations page of PHH’s website at www.phh.com under webcasts and presentations.

A replay will be available beginning shortly after the end of the call through August 24, 2016, by dialing (888) 203-1112 or (719) 457-0820 and using conference ID 5132604, or by visiting the Investor Relations page of PHH’s website at www.phh.com.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of end-to-end mortgage solutions through its subsidiary, PHH Mortgage.  Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators and servicers of residential mortgages in the United States.  PHH Mortgage provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers.  For additional information, please visit www.phh.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors	Media
Hugo Arias	Dico Akseraylian
hugo.arias@phh.com	dico.akseraylian@phh.com
856-917-0108	856-917-0066

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
REVENUES
Origination and other loan fees	$79	$87	$140	$145
Gain on loans held for sale, net	77	86	125	168
Net loan servicing income:
Loan servicing income	91	100	182	204
Change in fair value of mortgage servicing rights	(105)	18	(226)	(8)
Net derivative gain (loss) related to mortgage servicing rights	58	(49)	143	4
Net loan servicing income	44	69	99	200
Net interest expense:
Interest income	12	13	21	22
Secured interest expense	(8)	(9)	(16)	(18)
Unsecured interest expense	(11)	(16)	(21)	(33)
Net interest expense	(7)	(12)	(16)	(29)
Other income	3	7	5	14
Net revenues	196	237	353	498

EXPENSES
Salaries and related expenses	92	85	182	172
Commissions	18	27	30	46
Loan origination expenses	18	25	34	49
Foreclosure and repossession expenses	9	15	16	30
Professional and third-party service fees	37	45	76	87
Technology equipment and software expenses	10	9	20	19
Occupancy and other office expenses	11	12	24	24
Depreciation and amortization	5	4	9	9
Other operating expenses	16	89	31	105
Total expenses	216	311	422	541
Loss before income taxes	(20)	(74)	(69)	(43)
Income tax benefit	(11)	(18)	(30)	(10)
Net loss	(9)	(56)	(39)	(33)
Less: net income attributable to noncontrolling interest	3	6	3	8
Net loss attributable to PHH Corporation	$(12)	$(62)	$(42)	$(41)

Basic and Diluted loss per share attributable to PHH Corporation	$(0.22)	$(1.20)	$(0.78)	$(0.80)

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$1,005	$906
Restricted cash	54	47
Mortgage loans held for sale	922	743
Accounts receivable, net	82	81
Servicing advances, net	657	691
Mortgage servicing rights	679	880
Property and equipment, net	50	47
Other assets	182	247
Total assets	$3,631	$3,642

LIABILITIES
Accounts payable and accrued expenses	$225	$251
Subservicing advance liabilities	316	314
Debt	1,471	1,348
Deferred taxes	125	182
Loan repurchase and indemnification liability	62	62
Other liabilities	151	137
Total liabilities	2,350	2,294
Commitments and contingencies

Total PHH Corporation stockholders’ equity	1,248	1,318
Noncontrolling interest	33	30
Total equity	1,281	1,348
Total liabilities and equity	$3,631	$3,642

Segment Results

(In millions)

	Second Quarter 2016				Second Quarter 2015
	Mortgage Production	Mortgage Servicing	Other	Total PHH Corporation	Total PHH Corporation
Origination and other loan fees	$79	$—	$—	$79	$87
Gain on loans held for sale, net	77	—	—	77	86
Loan servicing income	—	91	—	91	100
MSR fair value adjustments:
Prepayments and receipts of recurring cash flows	—	(35)	—	(35)	(51)
Market-related	—	(70)	—	(70)	69
Net derivative gain (loss) related to MSRs	—	58	—	58	(49)
Net interest expense:
Interest income	9	3	—	12	13
Secured interest expense	(6)	(2)	—	(8)	(9)
Unsecured interest expense	—	(11)	—	(11)	(16)
Other income	3	—	—	3	7
Net revenues	162	34	—	196	237

Salaries and related expenses	57	19	16	92	85
Commissions	18	—	—	18	27
Loan origination expenses	18	—	—	18	25
Foreclosure and repossession expenses	—	9	—	9	15
Professional and third-party service fees	6	9	22	37	45
Technology equipment and software expenses	1	4	5	10	9
Occupancy and other office expenses	7	4	—	11	12
Depreciation and amortization	3	1	1	5	4
Other operating expenses:
Repurchase and foreclosure-related charges	—	5	—	5	4
Loss on early debt retirement	—	—	—	—	30
Legal and regulatory reserves	—	—	—	—	34
Overhead Allocation - IT	16	7	(23)	—	—
Overhead Allocation - Other	14	6	(20)	—	—
Other	6	3	2	11	21
Total expenses	146	67	3	216	311
Income (loss) before income taxes	16	(33)	(3)	$(20)	$(74)
Less: net income attributable to noncontrolling interest	3	—	—
Segment profit (loss)	$13	$(33)	$(3)

Segment Results

(In millions)

	Six Months Ended June 30, 2016				Six Months Ended June 30, 2015
	Mortgage Production	Mortgage Servicing	Other	Total PHH Corporation	Total PHH Corporation
Origination and other loan fees	$140	$—	$—	$140	$145
Gain on loans held for sale, net	125	—	—	125	168
Loan servicing income	—	182	—	182	204
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(61)	—	(61)	(89)
Market-related	—	(165)	—	(165)	81
Net derivative gain related to MSRs	—	143	—	143	4
Net interest expense:
Interest income	16	5	—	21	22
Secured interest expense	(11)	(5)	—	(16)	(18)
Unsecured interest expense	—	(21)	—	(21)	(33)
Other income	5	—	—	5	14
Net revenues	275	78	—	353	498

Salaries and related expenses	114	37	31	182	172
Commissions	30	—	—	30	46
Loan origination expenses	34	—	—	34	49
Foreclosure and repossession expenses	—	16	—	16	30
Professional and third-party service fees	11	18	47	76	87
Technology equipment and software expenses	2	8	10	20	19
Occupancy and other office expenses	14	9	1	24	24
Depreciation and amortization	5	2	2	9	9
Other operating expenses:
Repurchase and foreclosure-related charges	—	3	—	3	6
Loss on early debt retirement	—	—	—	—	30
Legal and regulatory reserves	—	5	—	5	34
Overhead Allocation - IT	37	16	(53)	—	—
Overhead Allocation - Other	27	11	(38)	—	—
Other	11	7	5	23	35
Total expenses	285	132	5	422	541
Loss before income taxes	(10)	(54)	(5)	$(69)	$(43)
Less: net income attributable to noncontrolling interest	3	—	—
Segment loss	$(13)	$(54)	$(5)

Mortgage Production Segment

($ In millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change
Closings:
Saleable to investors	$2,847	$4,121	(31)%	$4,835	$7,223	(33)%
Fee-based	7,525	7,952	(5)%	13,492	14,202	(5)%
Total	$10,372	$12,073	(14)%	$18,327	$21,425	(14)%

Purchase	$4,953	$6,107	(19)%	$8,327	$9,923	(16)%
Refinance	5,419	5,966	(9)%	10,000	11,502	(13)%
Total	$10,372	$12,073	(14)%	$18,327	$21,425	(14)%

Retail - PLS	$7,955	$8,889	(11)%	$14,308	$15,936	(10)%
Retail - Real Estate	2,120	2,803	(24)%	3,461	4,822	(28)%
Total retail	10,075	11,692	(14)%	17,769	20,758	(14)%
Wholesale/correspondent	297	381	(22)%	558	667	(16)%
Total	$10,372	$12,073	(14)%	$18,327	$21,425	(14)%

Retail - PLS (units)	13,439	16,658	(19)%	25,128	30,283	(17)%
Retail - Real Estate (units)	7,581	10,176	(26)%	12,549	17,784	(29)%
Total retail (units)	21,020	26,834	(22)%	37,677	48,067	(22)%
Wholesale/correspondent (units)	1,180	1,632	(28)%	2,191	2,939	(25)%
Total (units)	22,200	28,466	(22)%	39,868	51,006	(22)%

Applications:
Saleable to investors	$4,132	$5,445	(24)%	$7,444	$10,813	(31)%
Fee-based	8,512	8,574	(1)%	17,503	18,382	(5)%
Total	$12,644	$14,019	(10)%	$24,947	$29,195	(15)%

Retail - PLS	$9,742	$9,994	(3)%	$19,450	$21,424	(9)%
Retail - Real Estate	2,729	3,424	(20)%	4,806	6,566	(27)%
Total retail	12,471	13,418	(7)%	24,256	27,990	(13)%
Wholesale/correspondent	173	601	(71)%	691	1,205	(43)%
Total	$12,644	$14,019	(10)%	$24,947	$29,195	(15)%

Retail - PLS (units)	18,214	19,856	(8)%	34,777	41,782	(17)%
Retail - Real Estate (units)	9,620	12,350	(22)%	17,173	24,056	(29)%
Total retail (units)	27,834	32,206	(14)%	51,950	65,838	(21)%
Wholesale/correspondent (units)	703	2,592	(73)%	2,649	5,174	(49)%
Total (units)	28,537	34,798	(18)%	54,599	71,012	(23)%

Other:
IRLCs expected to close	$1,318	$2,158	(39)%	$2,486	$4,293	(42)%
Total loan margin on IRLCs (in basis points)	343	299	15%	321	307	5%
Loans sold	$2,687	$3,804	(29)%	$4,850	$6,768	(28)%

Mortgage Production Segment (continued)

(in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change
Segment Results:
Origination and other loan fees	$79	$87	(9)%	$140	$145	(3)%
Gain on loans held for sale, net	77	86	(10)%	125	168	(26)%
Net interest income (expense):
Interest income	9	11	(18)%	16	20	(20)%
Secured interest expense	(6)	(6)	— %	(11)	(12)	(8)%
Unsecured interest expense	—	(7)	(100)%	—	(15)	(100)%
Net interest income (expense)	3	(2)	n/m	5	(7)	n/m
Other income	3	3	— %	5	5	— %
Net revenues	162	174	(7)%	275	311	(12)%

Salaries and related expenses	57	57	— %	114	112	2%
Commissions	18	27	(33)%	30	46	(35)%
Loan origination expenses	18	25	(28)%	34	49	(31)%
Professional and third-party service fees	6	9	(33)%	11	16	(31)%
Technology equipment and software expenses	1	1	— %	2	2	— %
Occupancy and other office expenses	7	7	— %	14	14	— %
Depreciation and amortization	3	3	— %	5	6	(17)%
Other operating expenses	36	36	— %	75	74	1%
Total expenses	146	165	(12)%	285	319	(11)%
Income (loss) before income taxes	16	9	78%	(10)	(8)	25%
Less: net income attributable to noncontrolling interest	3	6	(50)%	3	8	(63)%
Segment profit (loss)	$13	$3	n/m	$(13)	$(16)	(19)%

______________

n/m  - Not Meaningful

Mortgage Servicing Segment

($ in millions)

	June 30,
	2016	2015	Change
Total Loan Servicing Portfolio:
Unpaid Principal Balance	$231,741	$225,227	3%

Number of loans in owned portfolio (units)	609,976	675,587	(10)%
Number of subserviced loans (units)	486,596	439,137	11%
Total number of loans serviced (units)	1,096,572	1,114,724	(2)%

Capitalized Servicing Portfolio:
Unpaid Principal Balance	$92,687	$104,705	(11)%
Capitalized servicing rate	0.73%	0.97%	(25)%
Capitalized servicing multiple	2.6	3.4	(24)%
Weighted-average servicing fee (in basis points)	29	29	— %

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change
Total Loan Servicing Portfolio:
Average Portfolio UPB	$232,529	$224,467	4%	$230,951	$225,148	3%

Capitalized Servicing Portfolio:
Average Portfolio UPB	$94,431	$106,728	(12)%	$96,028	$108,773	(12)%
Payoffs and principal curtailments	4,812	5,387	(11)%	8,767	9,966	(12)%
Sales	224	1,110	(80)%	496	2,338	(79)%

	June 30, 2016		December 31, 2015
	Number of Loans	Unpaid Balance	Number of Loans	Unpaid Balance
Delinquency - Total Servicing Portfolio(1)
30 days	2.10%	1.48%	2.22%	1.55%
60 days	0.38	0.26	0.44	0.30
90 or more days	0.63	0.47	0.82	0.62
Total	3.11%	2.21%	3.48%	2.47%

Foreclosure/real estate owned(2)	1.62%	1.37%	1.74%	1.51%

_______________

(1)              Represents portfolio delinquencies as a percentage of the total number of loans and the total unpaid balance of the portfolio.

(2)              As of June 30, 2016 and December 31, 2015, the total servicing portfolio included 14,178 and 15,487 of loans in foreclosure with an unpaid principal balance of $2.8 billion and $3.0 billion, respectively.

Mortgage Servicing Segment  (continued)

($ in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change
Segment Results:
Net loan servicing income	$44	$69	(36)%	$99	$200	(51)%
Net interest expense	(10)	(10)	— %	(21)	(22)	(5)%
Other income	—	1	(100)%	—	3	(100)%
Net revenues	34	60	(43)%	78	181	(57)%

Salaries and related expenses	19	14	36%	37	30	23%
Foreclosure and repossession expenses	9	15	(40)%	16	30	(47)%
Professional and third-party service fees	9	7	29%	18	14	29%
Technology equipment and software expenses	4	4	— %	8	8	— %
Occupancy and other office expenses	4	4	— %	9	8	13%
Depreciation and amortization	1	1	— %	2	1	100%
Other operating expenses	21	61	(66)%	42	79	(47)%
Total expenses	67	106	(37)%	132	170	(22)%
Segment (loss) profit	$(33)	$(46)	(28)%	$(54)	$11	n/m

______________

n/m  - Not Meaningful

Debt and Borrowing Arrangements

(in millions)

	June 30, 2016			December 31, 2015
	Balance	Interest Rate(1)	Available Capacity(2)	Balance

Committed warehouse facilities	$764	2.1%	$486	$632
Uncommitted warehouse facilities	3	3.5%	2,797	—
Servicing advance facility	98	2.5%	57	111

Term notes due in 2019(3)	272	7.375%	n/a	271
Term notes due in 2021(3)	334	6.375%	n/a	334
Unsecured debt	606			605
Total	$1,471			$1,348

______________

(1)              Interest rate shown represents the stated interest rate of outstanding borrowings, which may differ from the effective rate due to the amortization of premiums, discounts and issuance costs.  Warehouse facilities and the servicing advance facility are variable-rate.  Rate shown for warehouse facilities represents the weighted-average rate of current outstanding borrowings.

(2)              Capacity is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions and covenants of the respective agreements, including asset-eligibility requirements.

(3)              Deferred issuance costs were reclassified from prior presentation in Other assets to a reduction in Unsecured debt.

* NOTE REGARDING NON-GAAP FINANCIAL MEASURES

Core earnings or loss (pre-tax and after-tax), core earnings or loss per share, and adjusted cash flow, are financial measures that are not in accordance with GAAP.  See Non-GAAP Reconciliations below for a reconciliation of these measures to the most directly comparable GAAP financial measures as required by Regulation G.

These Non-GAAP measures are used in managing certain aspects of the Company’s business.  For example, management’s reviews of results incorporate Non-GAAP measures and certain of the Company’s debt agreements contain covenants calculated using a measure similar to the calculations of the Non-GAAP measures.  The Company has also designed certain management incentives based upon the achievement of targets related to Non-GAAP measures. The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

The Company also believes that any meaningful analysis of the Company’s financial performance by investors requires an understanding of the factors that drive the Company’s underlying operating performance which can be obscured by significant unrealized changes in value of the Company’s mortgage servicing rights, as well as any gain or loss on derivatives that are intended to offset market-related fair value adjustments on the Company’s mortgage servicing rights.

The Company believes these Non-GAAP measures provide useful information to investors that is supplementary to our results in accordance with GAAP; however, there are inherent limitations to these measures and they should not be viewed as a substitute for our results in accordance with GAAP as measurements of the Company’s financial performance.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share

Core earnings or loss (after-tax) and core earnings or loss per share involves differences from Net income or loss attributable to PHH Corporation and Basic earnings or loss per share attributable to PHH Corporation computed in accordance with GAAP.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance excluding unrealized changes in fair value of the Company’s mortgage servicing rights that are based upon projections of expected future cash flows and prepayments as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of mortgage servicing rights.  The changes in fair value of mortgage servicing rights and related derivatives are highly sensitive to changes in interest rates and are dependent upon the level of current and projected interest rates at the end of each reporting period.

Adjusted cash flow

Adjusted cash flow measures the Company’s Net increase or decrease in cash and cash equivalents for a given period excluding changes resulting from the issuance or repurchase of equity or the issuance or repayment of unsecured or other debt by PHH Corporation.

The Company believes that Adjusted cash flow is a useful measure for investors because the measure may assist investors in determining the amount of cash and cash equivalents generated from business activities during a period that is available to repay unsecured debt or distribute to holders of the Company’s equity.  Adjusted cash flow can be generated through a combination of earnings, more efficient utilization of asset-backed funding facilities, or an improved working capital position and can vary significantly between periods based upon a variety of potential factors including, but not limited to, timing related to cash collateral postings, mortgage origination volumes and loan margins.

NON-GAAP RECONCILIATIONS

(In millions, except per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

CORE EARNINGS - Regulation G Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Loss before income taxes - as reported	$(20)	$(74)	$(69)	$(43)
Less: net income attributable to noncontrolling interest	3	6	3	8
Segment loss	(23)	(80)	(72)	(51)
Market-related fair value adjustments (1)	70	(69)	165	(81)
Net derivative (gain) loss related to MSRs	(58)	49	(143)	(4)
Core loss (pre-tax)	$(11)	$(100)	$(50)	$(136)

Net loss attributable to PHH Corporation - as reported	$(12)	$(62)	$(42)	$(41)
Market-related fair value adjustments (1)	70	(69)	165	(81)
Net derivative (gain) loss related to MSRs	(58)	49	(143)	(4)
	—	(82)	(20)	(126)
Income tax expense (benefit) on Core adjustments (2)	4	(9)	8	(33)
Core loss (after-tax)	$(4)	$(73)	$(28)	$(93)

Core loss (after-tax) per share (3)	$(0.08)	$(1.43)	$(0.53)	$(1.81)

CORE EARNINGS BY SEGMENT - Regulation G Reconciliation

	Mortgage Production	Mortgage Servicing	Other	Mortgage Production	Mortgage Servicing	Other

	Three Months Ended June 30, 2016			Six Months Ended June 30, 2016
Segment profit (loss)	$13	$(33)	$(3)	$(13)	$(54)	$(5)
Market-related fair value adjustments(1)	—	70	—	—	165	—
Net derivative gain related to MSRs	—	(58)	—	—	(143)	—
Core earnings (loss) (pre-tax)	$13	$(21)	$(3)	$(13)	$(32)	$(5)

	Three Months Ended June 30, 2015			Six Months Ended June 30, 2015
Segment profit (loss)	$3	$(46)	$(37)	$(16)	$11	$(46)
Market-related fair value adjustments(1)	—	(69)	—	—	(81)	—
Net derivative loss (gain) related to MSRs	—	49	—	—	(4)	—
Core earnings (loss) (pre-tax)	$3	$(66)	$(37)	$(16)	$(74)	$(46)

_____________

(1)     Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

(2)              Represents the total estimated tax impact of Core adjustment amounts, utilizing an incremental effective tax rate of 39%.

(3)              Basic weighted-average shares outstanding of 53.568 million and 51.135 million for the three months ended June 30, 2016 and 2015, respectively, and 53.636 million and 51.154 million for the six months ended June 30, 2016 and 2015, respectively, were used to calculate per share amounts.

NON-GAAP RECONCILIATIONS - (continued)

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

ADJUSTED CASH FLOW - Regulation G Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net increase (decrease) in Cash and cash equivalents - as reported	$68	$(311)	$99	$(301)
Adjustments:
Decrease in unsecured borrowings	—	243	—	243
Repurchase of Common stock	—	—	23	—
Issuances of Common stock	—	—	—	(2)
Adjusted Cash Flow	$68	$(68)	$122	$(60)